AMENDED AND RESTATED MASTER LINE LETTER

August 21, 2002,
as amended and restated August 17, 2012

A-Mark Precious Metals, Inc.
429 Santa Monica Blvd. Suite 230
Santa Monica, California 90401

Attention: Thor C. Gjerdrum, Chief Financial Officer

Ladies and Gentlemen:

We wish to amend and restate in its entirety the Master Line Letter dated as of August 21, 2002 (as amended from time to time) between Natixis, New York Branch (f/k/a Natexis Banques Populaires, New York Branch) (the "Bank"), and A-Mark Precious Metals, Inc., (the "Borrower") (the "Original Letter"). This amended master line letter (the "Amended Master Line Letter") does not constitute a novation, satisfaction, payment, reborrowing or termination of any obligation under the Original Letter and all obligations of the parties under the Original Letter, as amended hereby, continue in full force and effect and that, from and after the date hereof. References to "Master Line Agreement" refer to this Amended Master Line Letter.

The Bank hereby holds for the use of the Borrower (i) an uncommitted demand revolving credit facility (the "Revolving Credit Facility") and (ii) an uncommitted standby letter of credit facility (the "Letter of Credit Facility", together with the Revolving Credit Facility, the "Credit Facilities") in the aggregate amount of US$35,000,000 (the "Maximum Available Credit") upon the following terms and conditions.

1.Letter of Credit Facility. The Letter of Credit Facility shall consist of an uncommitted credit facility to issue standby letters of credit (each an "L/C", collectively the "L/C's") with durations of up to 360 days in an aggregate amount outstanding at any time not to exceed US$3,500,000, made available to the Borrower at the sole discretion of the Bank. The maximum amount of each L/C shall be determined in accordance with Section 3 hereof. L/C's will be issued pursuant to the Bank's customary letter of credit documentation, including, without limitation, the Bank's customary Letter of Credit Agreement (as amended, supplemented or otherwise modified from time to time, an "L/C Agreement"), which shall conform, however, to applicable commodities trading practice and customs.

2.Revolving Credit Facility. Subject to the limitations set forth in Section 3 below, the Revolving Credit Facility shall consist of an uncommitted facility to make advances with maturities of up to 90 days (but subject to prior payment on demand) (each an "Advance", collectively the "Advances") in an aggregate principal amount outstanding at any time not to exceed US$35,000,000 (the "Advance Sublimit"), made available to the Borrower at the sole discretion of the Bank and subject to the terms and conditions contained herein. The maximum amount of each Advance shall be determined in accordance with Section 3 hereof.

3.Credit Facility Limitations. The Bank's willingness to consider making any Advance or issue any L/C shall be in any event circumscribed by the following limitations:

(a)In no event shall the sum of (i) the aggregate principal amount outstanding of all Advances and (ii) the face amount of all outstanding L/C's and (the sum of (i) and (ii), "Aggregate Credit Exposure") exceed the Maximum Available Credit;

(b)Advances and L/C's may be made solely to finance the purchase, transportation, storage and sale of precious metals; and

(c)Each extension of credit requested shall be considered by the Bank on a transaction-by-transaction basis and the Bank's decision to make such extension of credit shall be made in its sole discretion and based upon, among other things, information regarding the use of funds and other transaction support, the documentation of the related transaction (including, without limitation, the provisions of Article II of the Agency Agreement (as defined below)and the terms of the related transaction.

4.Credit Period The Facility may be terminated at any time upon written notice by either party to the other party.

5.Interest and Fees. The Bank shall charge and shall be entitled to receive the following (which amounts, together with any other amounts owing by the Borrower to the Bank, may be charged to any demand deposit account maintained by a Borrower with the Bank):

(a)Interest on each Advance (based on a 360-day year for the actual number of days elapsed) shall be payable at a rate equal to the sum of (i) the Bank's cost of funds for amounts similar to the principal amount of such Advance and with a maturity similar to the tenor of such Advance (such offered rate, "Base Rate"), plus (ii) the Applicable Margin. As used herein, "Applicable Margin" shall mean that margin as quoted and agreed upon by the Borrower and the Bank at the time of the funding of such Advance;

(b)Accrued interest on each Advance shall be payable in arrears, in immediately available funds, on the earlier of (i) the last day of each interest period or (ii) on the date such Advance is repaid or prepaid or is required to be repaid or prepaid hereunder;

(c)The Borrower shall pay to the Bank a fee with respect to each L/C, if any, accruing on a daily basis and computed at the annual rate equal to the Applicable Margin, of the aggregate amount that may then be drawn under it assuming compliance with all conditions for drawing, from and including the date of issuance of such L/C until such date as such L/C shall terminate by its terms or be returned to the Bank, due and payable monthly in arrears on the first day of each month and on the termination date of such Lie; and

(d)Interest will be payable on demand on any amount payable hereunder that is not paid on the date when due at a rate per annum equal at all times to ___*% per annum above the interest rate then in effect for the Advances.

6.Procedure for Advances. A request for an Advance must be received by the Bank in writing (including facsimile) not later than 3:00 p.m. on the business day of the proposed Advance and shall specify (a) the date of the Advance, (b) the amount of the Advance, (c) the maturity date which shall be applicable to the Advance, and d) the interest rate applicable to the Advance. The Borrower shall provide such other documents in connection with a requested Advance as the Bank shall require in its sale discretion.

*Material omitted pursuant to a request for confidential treatment.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

7.Procedure for L/C Issuance, A request for the issuance of an L/C must be in the form of the Bank's standard letter of credit application and must be received by the Bank in writing (including facsimile) not later than 2:00 p.m, on the requested issuance date of the proposed L/C and shall specify (a) the type of L/C requested, (b) the date of the issuance, (c) the amount of the L/C, (d) the expiration date that shall be applicable to the L/C, (e) the name of the beneficiary under the L/C and (f) the proposed wording of the L/C. The Borrower shall provide such other documents in connection with a requested L/C as the Bank shall require in its sale discretion.

8.Repayment of Advances.

(a)Each Advance shall be repaid in full at the earlier of (i) the date of demand of repayment therefor and (ii) the date of maturity thereof.

(b)Advances may be prepaid on any business day, provided, that the Borrower shall reimburse the Bank for all breakage costs arising from any prepayment of an Advance or draw that is made, for any reason, other than on the maturity date for such Advance.

9.Repayment of L/C Draws. On the date of any drawing on an Lie, the Borrower shall be deemed to have requested an Advance and the Bank shall be deemed to have made an Advance in the amount of such drawing. Any drawing on any L/C shall be automatically refinanced with the proceeds of such Advance.

10.Conditions Precedent. The availability of the Credit Facilities is subject to the receipt by the Bank of the following documents in form and substance satisfactory to the Bank:

(i)This Master Line Letter, duly executed on behalf of each of the
Borrower and the Bank;

(ii)A Promissory Note made by the Borrower in favor of the Bank, in the form of Exhibit A hereto;

(iii)A Funds Transfer Agreement between the Borrower and the Bank relating to communications between them, in the form of Exhibit B hereto;

(iv)A Continuing Letter of Credit Agreement (the "LC Agreement") made by the Borrower in favor of the Bank, substantially in the form of Exhibit C hereto;(v) An Amendment to the Amended and Restated Collateral Agency Agreement (1999) (the "Agency Agreement") duly executed by each of the Borrower, the Agent (as defined in the Agency Agreement), and the Lenders (as defined in the Agency Agreement);

(v)An Amendment to the Amended and Restated Intercreditor Agreement (1999) (the "Intercreditor Agreement") duly executed by each of the Agent (as defined in the Intercreditor Agreement) and the Lenders (as defined in the Intercreditor Agreement);

(vi)Security Agreement duly executed by the Borrower and the Lender, substantially in the form of Exhibit D hereto;

(vii)A true and complete copy of a completed W-9 Form filed by the Borrower;

(viii)A certificate from the Secretary or Assistant Secretary of the Borrower certifying (i) the incumbency and specimen signatures of the officers of the Borrower executing this Master Line Letter and each of the other Loan Documents (as defined below) to which it is a party and other related documents to which it is a party and (ii) that attached thereto are (A) a true and complete copy of the resolutions of the Borrower's boards of directors which authorize the acceptance of the Credit Facilities and the related obligations contemplated by this Master Line Letter and the other Loan Documents to which it is a party (which resolutions shall not have been rescinded as of the date of such certification), (B) true and complete copies of the Borrower's articles or certificate of incorporation, and all amendments thereto as in effect as of the date of such certification and (C) true and complete copies of the Borrower's bylaws, as amended to the date of such certification;; and

(ix)A good standing certificate of the Borrower and any certificates evidencing the qualification to do business in those jurisdictions requested by the Bank.

(the foregoing items (i) through (ix) being referred to as the "Loan Documents").

11.Representations and Warranties. The Borrower represents and warrants to the Bank that the following statements are true and accurate as of the date hereof and shall be true and accurate as of the date of the making of any extension of credit contemplated hereunder, except as communicated to the bank in writing and approved in writing:

(a)The Borrower is a corporation duly authorized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is fully qualified to do business wherever such qualification is necessary. The Borrower has full corporate power and authority to execute this Master Line Letter and the other Loan Documents and incur the obligations and indebtedness contemplated hereunder. This Master Line Letter and the obligations and indebtedness contemplated hereunder have been duly authorized, approved and adopted by all necessary corporate action of the Borrower. The execution and delivery by the Borrower of this Master Line Letter and its performance hereunder will not contravene any law, regulation, the charter, by-laws or any contractual obligation binding upon or affecting the Borrower;

(b)No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance of this Master Line Letter, the Loan Documents and any other document related hereto or thereto or contemplated hereby or thereby;

(c)This Master Line Letter and the Borrower's obligations contemplated hereunder constitute the Borrower's valid and legally binding obligations enforceable against the Borrower in accordance with their terms, except as the enforceability thereof may be limited by appL/Cable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity;

(d)There are no pending or, to the best knowledge of the Borrower, threatened actions or proceedings before any court or administrative agency which, if determined adversely, would materially affect the financial condition, operations or prospects of the Borrower;

(e)The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party, the borrowings by the Borrower under the Master Line Letter and the use of the proceeds thereof, will not violate any requirement of law or any contractual obligation of the Borrower, and will not result in, or require, the creation or imposition of any lien on any of its or their respective properties or revenues pursuant to any such requirement of law or contractual obligation;

(f)The Borrower is not in default under or with respect to, any contractual obligation in any respect that could reasonably be expected to have a material adverse effect. No Event of Default (as defined below) has occurred and is continuing;

(g)No part of the proceeds of any extension of credit hereunder will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of such Board of Governors;

(h)The Borrower is not (a) an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, or (b) a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended;

(i)The Borrower's obligations under the Credit Facilities are and will continue to be pari passu in right of repayment and otherwise with its secured obligations referenced in the Intercreditor Agreement;

(j)[Reserved]; and

(k)The documents described on Schedule 11(k) are the only documents entered into between the Borrower, on the one hand, and the and the Lenders (as defined in the Agency Agreement), on the other hand, concerning the financial accommodations described therein and constitute the most recent versions thereof.

12.Covenants. In addition to the foregoing, at all times during which and as long as any extension of credit remains outstanding, the Borrower shall:

(a)Provide the Bank with copies of its annual audited consolidated financial statements no later than 120 days after the end of each fiscal year of the Borrower;

(b)Ensure that the ratio of (a) the aggregate principal amount of Advances outstanding to (b) Current Assets minus Current Liabilities, less intangible assets, prepaid expenses and investments outside of guidelines (the "Maximum Working Capital Leverage Using Bank Lines Only") of the Borrower at all times not exceed 5.0:1.0; provided, the Maximum Working Capital Leverage from August 1,2012 to January 31, 2013 shall not exceed 6.0:1.0. For purposes of this section, "Current Assets" and Current Liabilities" shall be defined in accordance with GAAP, consistently applied;

(c)Not permit any change in the ownership structure or significant change in the business of the Borrower without prior written notice to the Bank;

(d)Not sell any assets of any Borrower, except in the ordinary course of its business, that would have a material impact on or change the structure of a Borrower:

(e)Not merge with any other corporation, limited liability company or other entity unless the Borrower shall be the surviving entity under the merger;

(f)Not permit the mortgage or pledge of, or creation of a lien on or security interest in any of the assets of the Borrower, except a lien and security interest created in accordance with the Agency Agreement and the Intercreditor Agreement;

(g)Permit the Bank to conduct audits or inspections of the books, records and storage locations of the Borrower at any time, at the discretion of the Bank;

(h)Ensure that the minimum Tangible Net Worth of the Borrower at all times is not less than $25,000,000. For purposes of this section, "Tangible Net Worth" shall be defined in accordance with GAAP, consistently applied;

(i)Not declare or pay any dividends except in an amount not to exceed, in any fiscal year, an amount equal to the net income after taxes of the Borrower with respect to the immediately proceeding fiscal year; provided, the Borrower may make a one-time dividend payment not to exceed $15,000,000 in connection with the purchase of of Spectrum Group International Inc. stock pursuant to the Stock Purchase Agreement, dated as of August 1, 2012 between Spectrum Group International, Afinsa Bienes Tangibles En Liquidacion, S.A. and Auctentia, S.L; and
(j)Ensure that the ratio of (a) the aggregate principal amount of Current Liabilities to (b) Current Assets minus Current Liabilities, less intangible assets, prepaid expenses and investments outside of guidelines (the "Maximum Working Capital Leverage") of the Borrower at all times not exceed 10.0: 1.0. "Current Assets" and Current Liabilities" shall be defined in accordance with GAAP, consistently applied.

13.Events of Default. The occurrence of any of the following shall constitute an event of default ("Event of Default") under this Master Line Letter:

(a)The failure by a Borrower to pay when due any amount of principal of or of interest on any loan or to pay any other amount payable pursuant to this Master Line Letter, the LC Agreement or the Promissory Note; or

(b)The failure by a Borrower to perform or observe any provision contained herein applicable to it or in any other Loan Document to which it is a party; or

(c)Any default (after the expiration of any applicable grace period) in the payment by the Borrower of any indebtedness for borrowed money (other than under this Master Line Letter or the Promissory Note) which results in or would permit the acceleration of such indebtedness; or

(d)The filing of any bankruptcy petition by or against the Borrower or the making by the Borrower of any assignment for the benefit of creditors or the appointment of any receiver for the assets or property of the Borrower; or

(e)Any of the Loan Documents ceases to be in full force and effect; or

(f)The Bank determines, in its sole and absolute discretion, that a material adverse change has occurred with respect to the Borrower's business, properties, financial condition, or prospects.

Upon the occurrence of any Event of Default, all amounts outstanding hereunder or under the Promissory Note shall automatically be due and payable forthwith, without notice, demand, presentment or protest of any kind, all of which are hereby expressly waived, whereupon all such amounts shall be and become immediately due and payable without any action on the Bank's part, and all amounts outstanding under any Letter of Credit shall be payable pursuant to the terms of the LC Agreement; provided that upon the Bank's demand for repayment under the Credit Facilities, an amount equal to the aggregate of the maximum amount which may be drawn under all outstanding L/Cs shall be immediately deposited with the Bank in a cash collateral account to a held by the Bank. Any amounts held in such cash collateral account shall be applied to the reimbursement of all amounts paid by the Bank in respect of drawings under LlC's. Any amounts remaining on deposit in such cash collateral account after such application shall be returned by the Bank to the Borrower, net of all interest, fees and other amounts owing hereunder.

14.Legal Fees and Expenses. The Borrower agrees to pay to the Bank promptly on its demand all costs and expenses incurred by the Bank in connection with the preparation of the Loan Documents, any amendment of the Loan Documents and the enforcement or collection of any obligations arising in connection with the transactions contemplated hereby, including, without limitation, reasonable attorneys' fees and expenses and other legal expenses,

15.Governing Law. This Master Line Letter and each extension of credit hereunder shall be governed by and construed in accordance with the laws of the State of New York, and the Borrower hereby submit to the jurisdiction of the United States federal courts and the courts of the State of New York located in any county or city as selected by the Bank within the State of New York.

16.Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission, upon which facsimile transmission the Bank may rely) and, unless otherwise expressly provided herein, shall be deemed to have been du1ygiven or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, three days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been electronically confirmed, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:    A-Mark Precious Metals, Inc.
429 Santa Monica Blvd.Suite 230
Santa Monica, California 90401
Attention: Thor Gjerdrum, CFO
Fax: 310260-0368
Telephone: 310 587-1414

The Bank:    Natixis, New York Branch
9 W. 57th Street
New York, New York 10019
Attention: Carla Gray
Fax: (212) 872-5162
Telephone: (212) 872-5052

17.Entire Agreement. This Master Line Letter is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Master Line Letter supersedes all prior agreements and understandings between the parties with respect to such subject matter.

If the foregoing is acceptable, please have the enclosed copy of this Master Line Letter executed by a duly authorized signatory of the Borrower in the spaces provided below and return it to the Bank. This Master Line Letter shall be of no force or effect and shall be unenforceable against the Bank unless signed and returned to the Bank by such time and date.

Very truly yours,

NETIXIS, NEW YORK BRANCH

By:
Name:
Title:

By:
Name:
Title:

ACCEPTED AND AGREED:
A-MARK PRECIOUS METALS, INC.

By:
Name:
Title:

By:
Name:
Title:

If the foregoing is acceptable, please have the enclosed copy of this Master Line Letter executed by a duly authorized signatory of the Borrower in the spaces provided below and return it to the Bank. This Master Line Letter shall be of no force or effect and shall be unenforceable against the Bank unless signed and returned to the Bank by such time and date.

Very truly yours,

NATIXIS, NEW YORK BRANCH

By:
Name:	Carla Grey
Title	Director

By:
Name:	Amaury Courtial
Title:	Managing Director

ACCEPTED AND AGREED:
A-MARK PRECIOUS METALS, INC.

By:
Name:	Ranel LeShey
Title:	SVP Trading

By:
Name:	Thor Gjerdrum
Title:	CFO